Exhibit 3.58

ARTICLES OF INCORPORATION

OF

TERRY INDUSTRIES OF OHIO, INC.

* * * * *

THE UNDERSIGNED, a majority of whom are citizens of the United States, desiring to form a corporation for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

FIRST.     The name of said corporation shall be TERRY INDUSTRIES OF OHIO, INC.

SECOND.     The place in the State of Ohio where its principal office is to be located is Clevland, Cuyahoga County, Ohio.

THIRD.     The purposes for which it is formed are: To manufacture, assemble, fabricate, produce,

purchase, import, receive, lease as lessee or otherwise acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge, or otherwise encumber, sell, assign, lease as lessor, distribute, expoit and generally trade and deal in and with at wholesale or retail as principal agent or otherwise.

To purchase or otherwise acquire, lease as lessee, invest in, hold, use, lease as lessor, encumber, sell, exchange, transfer, and dispose of property of any description or any interest therein.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets, and to assume all or any part of the liabilities of any corporation, association, partnership or individual engaged in any business in which any corporation organized under Sections 1701.01 et., seq. of the Revised Code of Ohio is entitled to engage.

To borrow money, and issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, and secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and guarantee or secure obligations of any person.

To purchase, hold, sell and transfer the shares of its own capital stock to the extent permitted by law but no such purchase may be made when there is reasonable ground for believing that the corporation is unable, or, by such purchase, may be rendered unable to satisfy its obligations and liabilities.

To conduct its business, and to have and maintain one or more offices, within and without the State of Ohio and in all other states and territories, in the District of Columbia, in all dependencies, colonies, or possessions of the United States of America and in foreign countries; and to purchase, or otherwise acquire, hold, own, equip, improve, manage, operate, promote, finance, sell, convey, mortgage or otherwise dispose of real and personal property in all such states and places, to the extent that the same may be permissible under the laws thereof.

To carry on any other lawful business and to do any and every thing necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or all of the objects hereinbefore enumerated or incidental to the powers herein named or for the enhancement of the value of the properties of the corporation or which shall at any time appear conducive thereto or expedient, either as holder of, or as interested in, any property or otherwise; to have all the rights, powers, and privileges now or hereafter conferred by the laws of the State of Ohio upon corporations organized under Sections 1701.01 et seq. of the Revised Code of Ohio or under any act amendatory thereof, supplemental thereto or substituted therefor.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH.  The authorized number of shares of the corporation is two hundred fifty (250) all of which shall be with a par value of One Hundred Dollars ($100.00) each.

FIFTH.  The amount of stated capital with which the corporation will begin business is Five Hundred Dollars ($500.00).

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

SIXTH.  The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the corporation, or of the directors, or of all of the shareholders:

The board of directors is expressly authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

The corporation may in its regulations confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01 et seq. of the Revised Code of Ohio.

Any meeting of the shareholders or the board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the corporation.

Any amendments to the articles of incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

SEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in its articles of incorporation, in the manner now or hereafter prescribed by Sections 1701.01 et seq. of the Revised Code of Ohio, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, We have hereunto subscribed our names this 2nd day of July, 1969.

J. P. Holmes

M. M. Grant

J. C. Ostashay